Exhibit (a)(1)(L)

FORM OF COMMUNICATION TO ELIGIBLE EMPLOYEES WORKING IN FRANCE

CONFIRMING ELECTION

IN THE CARDINAL HEALTH, INC. STOCK OPTION EXCHANGE PROGRAM

Your Cardinal Health, Inc. Stock Option Exchange Program election has been recorded as follows:

Eligible Option					Exchange Ratio	New RSUs		Election
Grant ID	Type	Grant Date	Exercise Price	# of Shares Subject to Eligible Option		Type	# of Shares Subject to New RSUs

If the above is not your intent, please change or withdraw your election by delivering to Cardinal Health a new paper Election Form, which must be received before the offer expires. The offer is scheduled to expire at 11:59 p.m. Eastern Time on Friday, July 17, 2009. If you wish to change or withdraw your election, your new election must be received prior to the expiration of the offer.

If you have questions, please telephone Stock & Option Solutions toll-free at 1-800-936-5340 (from within the United States and Canada) or at 1-614-808-1620 (from outside the United States or Canada) or email them at StockOptionExchangeProgram@Cardinalhealth.com.